UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5795 Lindero Canyon Road
Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On October 25, 2005, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2005.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On October 25, 2005 we reported our financial results.  Consolidated net sales increased 18.6% to $421.1 million from $354.9 million in the third quarter of last year.  Consolidated net income increased 16.1% to $14.4 million, or $0.51 per diluted share, from $12.4 million, or $0.45 per diluted share.  Our third quarter net income includes stock-based compensation expense of $883,000 after-tax, or $0.03 per diluted share, resulting from our new long-term incentive plan adopted in the third quarter.  Excluding this charge, third quarter net income would have been $15.3 million, or $0.54 per diluted share.  No similar expense was recorded in the 2004 period.  Third quarter weighted average number of diluted shares outstanding was 29.9 million compared to 29.2 million in the same period of 2004.

Guitar Center Stores.  During the quarter, we opened two large format and five small format Guitar Center stores.  Net sales from Guitar Center stores increased 13.9% to $310.1 million from $272.3 million in the third quarter of 2004, with sales from new stores contributing $19.2 million, or 50.9% of the increase.  Comparable store sales for the Guitar Center stores increased 7%.

Gross margin, after buying and occupancy costs, increased to 28.1% from 26.4% in the third quarter last year.  The increase is primarily due to a higher selling margin, partially offset by increased freight expense.  Margins also benefited from a reduction in certain reserves.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses and stock-based compensation costs resulting from the long-term incentive plan, were 20.7% of net sales compared to 20.8% in the year-ago period.

Musician’s Friend.  Direct response net sales for the quarter increased 12.5% to $80.8 million from $71.8 million in last year’s third quarter.

Gross margin for the quarter was 29.1% compared to 31.3% in the prior year period, reflecting a lower selling margin due to reduced shipping and handling revenue which is a result of the competitive environment, partially offset by improved inbound freight costs.  Selling, general and administrative expenses for the third quarter were 24.3% of net sales versus 21.1% in the comparable period last year.  The increase primarily reflects additional payroll costs, inclusive of stock-based compensation costs resulting from the long-term incentive plan, as well as an increase in promotional expenses.

Music & Arts.  We completed our acquisition of Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name.

Third quarter 2005 results reflect the combined operations of Music & Arts and American Music while third quarter 2004 results only include results from American Music.  Net sales from our Music & Arts division were $30.1 million compared to $10.7 million in the third quarter of 2004.  Comparable store sales for the Music & Arts division decreased 6%.  Among other things, this decrease reflects a later school calendar shifting some sales into the fourth quarter, and our decision to discontinue the former American Music Group’s historical business of direct sales to educational institutions at very low margins.  Third quarter gross margin for Music & Arts increased to 44.2% versus 33.6% in the same period last year.  Selling, general and administrative expenses for Music & Arts were 48.5% of net sales compared to 45.6% in the third quarter of 2004.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.01 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: October 25, 2005
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated October 25, 2005.

99.2	Financial tables to press release, dated October 25, 2005.